Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124898, 333-124899, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830 and 333-137347 on Form S-3 and Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346 and 333-148434 on Form S-8 of our report dated February 26, 2008, relating to the financial statements of Petrohawk Energy Corporation, and the effectiveness of Petrohawk Energy Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 26, 2008